UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 1, 2013

INTCOMEX, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-134090	65-0893400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3505 NW 107th Avenue, Suite A, Miami, FL 33178

(Address of principal executive offices) (Zip Code)

(305) 477-6230

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)	Appointment of Chief Financial Officer of the Company

On October 1, 2013, Intcomex, Inc. (the “Company”) announced that Humberto Lopez was appointed Chief Financial Officer of the Company (the “New Chief Financial Officer”), effective immediately following the filing of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013 (the “Form 10-Q”). As previously announced on August 29, 2013, due to personal reasons, Juan Carlos Riojas, the Company’s current Chief Financial Officer, tendered his resignation to be effective immediately following the filing of the Form 10-Q. Mr. Riojas will continue to act as the Company’s Chief Financial Officer until the filing of the Form 10-Q while working with Mr. Lopez to ensure a smooth transition of his duties and responsibilities to Mr. Lopez.

Mr. Lopez joins Intcomex’s executive management team, reporting directly to Michael Shalom, President and Chief Executive Officer. Mr. Lopez will oversee the Company’s financial and internal control activities, including accounting and taxation, financial strategy, planning and reporting, treasury, investor relations and risk management.

The Company entered into an employment agreement (the “Employment Agreement”) with Mr. Lopez whereby Mr. Lopez will receive an annual base salary of $300,000 and is eligible to participate in the Company’s Short Term Incentive Plan with a target level of $150,000 and Long Term Incentive Plan with a target level of $150,000. Mr. Lopez will receive a one-time sign-on cash bonus of $50,000 and 185 shares of the Company’s restricted common stock with a fair value of $150,000. The foregoing summary of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Mr. Lopez, age 53, joins the Company from Trade Street Residential, Inc. where he served as Chief Operating Officer and Chief Financial Officer, and Trade Street Capital, LLC. where he served as Chief Operating Officer, Chief Financial Officer and Chief Compliance Officer, from 2011. From 2010 to 2011, as an independent consultant, Mr. Lopez provided strategic transaction and investment analysis, operational, accounting and consulting services to equity funds and financial institutions. Mr. Lopez served as Senior Executive Vice President of BankUnited from 2009 to 2010, and Chief Financial Officer of BankUnited Financial Corporation for over 10 years, from 1999 to 2009. From 1998 to 1999, Mr. Lopez was Director of Global Risk Management Services for PricewaterhouseCoopers, LLC, where he provided operational and regulatory risk management services. Mr. Lopez also held various positions at Barnett Banks, Inc., from 1986 until its acquisition by Bank of America in 1998, including Chief Financial Officer, Regional Financial Manager, Regional Controller and Audit Manager. Prior thereto, Mr. Lopez worked as a senior accountant with KPMG, LLP and an accountant with Ernst & Young, LLP. Mr. Lopez earned a Master of Business Administration degree with a concentration in Finance and Accounting and a Bachelor of Business Administration degree in Accounting from University of Miami and is a certified public accountant licensed in the State of Florida.

There are no arrangements or understandings between Mr. Lopez and any other persons pursuant to which Mr. Lopez was elected as an officer. Neither Mr. Lopez nor any related person of Mr. Lopez has a direct or indirect material interest in any existing or currently proposed transaction to which the Company is or may become a party. Mr. Lopez is not related to any of the executive officers or directors of the Company.

Item 7.01	Regulation FD Disclosure.

The Company issued a press release on October 1, 2013 announcing the appointment of Humberto Lopez as Chief Financial Officer, effective immediately following the filing of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013. A copy of the press release issued by the Company is filed herewith as Exhibit 99.1 and incorporated herein by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement between Humberto Lopez and Intcomex, Inc., dated September 30, 2013.

99.1	Press Release dated October 1, 2013, announcing the appointment of Humberto Lopez as Chief Financial Officer.

About Intcomex:

Intcomex is a US-based value-added distributor of information technology products to Latin America and the Caribbean. Intcomex provides and distributes a wide range of products including computer components, peripherals, software, computer systems, accessories, networking products, digital consumer electronics and mobile devices to more than 50,000 customers in 39 countries.

Cautionary Information Regarding Forward-Looking Statements:

Certain information in this current report on Form 8-K may contain forward-looking statements regarding future events or the future performance of the Company. These statements are expectations and predictions based upon information available to the Company at the time of this report. This report should be read in conjunction with the risk factors included in the Company’s periodic reports filed with the Securities and Exchange Commission that discuss important factors that could cause the Company’s actual events or results to differ materially from current expectations and those anticipated in such statements. Readers are cautioned not to place undue reliance on these statements that speak only as of the date the statements were made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intcomex, Inc.

Date: October 1, 2013	By:	/s/ Michael F. Shalom
	Name:	Michael F. Shalom
	Title:	President & Chief Executive Officer